Encision Announces New President and CEO

BOULDER, Colo., Dec. 18, 2013 /PRNewswire/ -- Encision Inc. (ECIA:PK), a medical device company owning patented surgical technology that prevents stray electrosurgical burns in minimally invasive surgery, today announced the appointment of Greg Trudel as its new President and CEO. A proven manager with over 25 years of experience in the surgical devices marketplace, Mr. Trudel will assume his new duties at Encision on December 23.

"Greg brings a legacy of success in the surgical device market to Encision," said Patrick W. Pace, MD, Executive Chairman of Encision. "His deep operational experience and exceptional track record in sales and marketing will provide a fresh energy and culture to drive our patented AEM technology to future success."

Prior to joining Encision, Greg served as Global Director of Marketing for a division within the Surgical Solutions Group at Covidien. His time at Covidien also includes extensive experience in both the Advanced Energy and Surgical Stapling Divisions. Prior to joining Covidien, Greg held leadership roles with ConMed Electrosurgery, SilverGlide Surgical Technologies, and Stryker. He holds a B.S. from the University of Connecticut, Storrs, CT and an M.B.A from the University of Bridgeport, Bridgeport, CT.

Encision Inc. designs, develops, manufactures and markets innovative surgical devices that allow surgeons to optimize technique and patient safety during a broad range of surgical procedures. Based in Boulder, Colorado, the Company pioneered the development of patented AEM® Laparoscopic Instruments to improve electrosurgery and reduce the chance for patient injury in minimally invasive surgery.

In accordance with the safe harbors provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially include, among others, its ability to increase net sales through the Company's distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other such factors as discussed in the Company's filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company's Annual Report on Form 10-K for the year ended March 31, 2013 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly and forward-looking statements, whether as result of the receipt of new information, future events, or otherwise.

Contact Mala Ray, Encision Inc., 303-444-2600

mray@encision.com